Exhibit 23.2

Consent of Independent Chartered Accountants

We consent to the inclusion and use of our report dated February 16, 2001 with respect to the consolidated financial statements of Energy Exploration Technologies in that corporation's Annual Report on Form 10-K for its fiscal year ended December 31, 2000.

We further consent to the incorporation by reference of our report dated February 16, 2001 with respect to the consolidated financial statements of Energy Exploration Technologies in that corporation's Registration Statement on Form S-8 (SEC File No. 333-89251).

It should be noted that we have not audited any financial statements of the corporation subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report

/s/ Arthur Andersen LLP

Chartered Accountants

Calgary, Alberta
April 2, 2001